EXHIBIT 23.1

April 13, 2012

Vadda Energy Corporation
1660 S. Stemmons Freeway, Suite 440
Lewisville, TX 75067

CONSENT OF VALUESCOPE, INC.

Gentlemen:

ValueScope, Inc. hereby consents to the use of our name, to references to our name, and to the inclusion of information taken from our “Reserves and Economics Report Vadda Energy Corporation as of December 31, 2011,” under the sections “ITEM 1. BUSINESS” and “ITEM 2. PROPERTIES,” in the Form 10-K of Vadda Energy Corporation for the year ended December 31, 2011. We also consent to the inclusion of our letter report dated March 29, 2012, and summary reserve information in such Form 10-K as Exhibit 99.1.

Sincerely,

ValueScope, Inc.

/s/ Gregory E. Scheig
Gregory E. Scheig, Principal